Exhibit 99.1

Global Net Lease Completes Acquisition of Modiv Industrial

▪    Adds a $535 Million Primarily Industrial Portfolio at Attractive Pricing of Approximately 7.6% Cash Cap Rate and 8.7% GAAP Cap Rate

▪    Expected to be Immediately 4% Accretive to AFFO Per Share in Leverage-Neutral Transaction

▪    Advances Portfolio Transformation with Increased Industrial Exposure and Longer Lease Duration

NEW YORK – August 13, 2026 – On August 12, 2026, Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) completed its previously announced acquisition of Modiv Industrial, Inc. (“Modiv”), adding a portfolio of high-quality industrial net-lease properties across the United States. The acquisition represents another significant step in GNL’s transformation strategy, increasing industrial exposure to approximately 50% of total straight-line rent1 while enhancing portfolio quality, diversification, and cash flow durability.

Modiv's portfolio features a high-quality tenant base, with approximately 45% of annual base rent generated by investment-grade rated tenants2, a weighted average remaining lease term of 15.0 years3 and annual contractual rent escalations averaging 2.4%4. The acquisition extends GNL's weighted average remaining lease term from 5.7 years as of June 30, 2026 to 6.6 years3 on a pro forma basis and is expected to be immediately 4% accretive to AFFO per share while remaining leverage neutral. Collectively, these attributes are expected to enhance earnings, strengthen the long-term growth profile of cash flows through embedded contractual rent increases, and preserve the balance sheet strength and financial flexibility GNL has built over the past several years.

The transaction closed following approval by Modiv stockholders at a special meeting held on August 10, 2026. No vote of GNL stockholders was required to complete the transaction. Under the terms of the merger agreement, each share of Modiv common stock was converted into the right to receive 1.975 newly issued shares of GNL common stock and each share of Modiv preferred stock converted into the right to receive an amount in cash equal to $25.00, plus any accrued and unpaid dividends. Following the closing of the transaction, Modiv's common stock and preferred stock were delisted from the New York Stock Exchange (“NYSE”), and former Modiv common stockholders now own shares of GNL common stock, which continues to trade on the NYSE under the symbol “GNL.”

“The completion of our Modiv acquisition marks another important milestone as we continue executing our strategy to strengthen GNL's portfolio and enhance the durability of our cash flows,” said Michael Weil, Chief Executive Officer of GNL. “We believe Modiv's industrial assets are an exceptional strategic fit, increasing our industrial exposure to approximately 50% of our annual straight-line rent while extending our weighted average remaining lease term. The transaction is expected to be immediately 4% accretive to AFFO per share, with additional embedded earnings growth supported by annual contractual rent escalations averaging 2.4% that will compound over the portfolio's 15.0-year weighted average remaining lease term. Equally important, we acquired these assets at an attractive valuation, approximately a 7.6% cash cap rate and an 8.7% GAAP cap rate, underscoring the compelling economics of the transaction. We've accomplished this on a leverage neutral basis with the same disciplined capital allocation that has been central to the progress we've made over the last several years. We are pleased to welcome Modiv's stockholders and tenants to GNL and look forward to building on this momentum as we continue working to create long-term value for our stockholders.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust that focuses on acquiring and managing a global portfolio of income-producing net lease assets across the United States, and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Footnotes

[1] As of June 30, 2026.

[2] Investment Grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant's obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. The term “parent” for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant or a guarantor. Based on Annual Base Rent and as of December 31, 2025, Modiv’s portfolio was 23% actual investment grade rated, and 22% implied investment grade rated.

[3] Metric based on square feet as of December 31, 2025, adjusted for Modiv’s previously disclosed disposition of Northrop Grumman and Kalera.

[4] Metric based on Annual Base Rent as of December 31, 2025, adjusted for Modiv’s previously disclosed disposition of Northrop Grumman and Kalera.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of GNL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any acquisition or disposition by GNL and any potential future acquisition or disposition by GNL, is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause GNL’s actual results to differ materially from those presented in GNL’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in GNL’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com